EXHIBIT 10.39

SEPARATION AGREEMENT AND GENERAL
RELEASE OF ALL CLAIMS

                    This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between James Baumker (“Employee”) on the one hand, and Maxwell Technologies, Inc.  (“the Company”) on the other.  (Collectively, Employee and the Company shall be referred to as “the Parties.”)

                    1.       Employee is a former employee of the Company.  Employee’s last day of employment with the Company was 10/31/03(Effective Date).  The Parties desire to resolve any and all differences related to Employee’s employment with the Company and/or the cessation of that employment.  Additionally, the Parties desire to resolve any known or unknown claims between them, neither party admitting any liability or fault.  For these reasons, the Parties have entered into this Agreement.

                    2.       a. Without entering into this Agreement, Employee is entitled to a severance payment equal to two weeks pay at Employee’s existing weekly rate of pay, less payroll tax deductions.  This amount has been paid in one lump sum on the Effective Date.  All vacation accrual and other fringe benefits of Employee ceased on the Effective Date, other than insurance benefits which will cease on November 30, 2003.

                              b.     If Employee enters into this Agreement and does not revoke this Agreement within the time period provided below in Section 15, the Company will provide Employee with an additional severance payment equal to 24 weeks pay at Employee’s existing weekly rate of pay, less payroll tax deductions.  This amount will be paid in one lump sum as soon as possible following the expiration of 10 business days after Employee signs this Agreement.

                    3.       In consideration of and in return for the promises and covenants undertaken herein by the Company, including the payments Employee will receive under paragraph 2 herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company and the Company’s parents, subsidiaries, affiliates, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Employee:  (1) arising out of Employee’s employment with the Company or the ending of that employment; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Effective Date.  Also without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys’ fees and/or costs of suit.  EMPLOYEE SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION, OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY.

                    4.       It is the intention of Employee in executing this Agreement that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified.  In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.  Section 1542 provides:

                    “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

                    Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542 and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, that are released under this Agreement.

                    5.       The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law.  The Company also expressly denies any liability to Employee.  This Agreement is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the parties hereby released, or any of them, by whom liability is expressly denied.  Accordingly, while this Agreement resolves all issues regarding the Company referenced herein, it does not constitute an adjudication or finding on the merits of any allegations and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability.  Moreover, neither this Agreement nor anything in it shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.  Such introduction shall be pursuant to an order protecting its confidentiality.

                    6.       Employee acknowledges that during Employee’s employment, Employee had access to trade secrets and confidential information about the Company, including but not limited to the Company’s products and services, research and development of new products and services, customers, and methods of doing business.  Employee agrees that Employee shall not disclose any information relating to the trade secrets or confidential information of the Company or its customers which has not already been disclosed to the general public.

                    7.       Employee agrees the terms and conditions of this Agreement are confidential, and shall not be disclosed, discussed or revealed by Employee to any other person or entity.

                    8.       Each party expressly agrees that such party will not in any way disparage or otherwise cause to be published or disseminated any negative statements, remarks, comments or information regarding the other party.

                    9.       This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

                    10.     If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application.  To this end, the provisions of this Agreement are severable.

                    11.     The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily.  Each party further acknowledges each has had the opportunity to consult with an attorney of its choice to explain the terms of this Agreement and the consequences of signing it.

                    12.     The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein.  The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

                    13.     Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the Claims herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

                    14.     The Company hereby advises Employee in writing to discuss this Agreement with Employee’s attorney before executing it.  Employee acknowledges that the Company has provided Employee at least forty-five (45) days within which to review and consider this Agreement before signing it.  Should Employee decide not to use the full forty-five days, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire forty-five days to consult an attorney and/or consider this Agreement.

                    15.     Within three calendar days of signing and dating this Agreement, Employee shall deliver the executed original of the Agreement to Donald M. Roberts, General Counsel, Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California  92123.  However, Employee acknowledges that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired.  Employee acknowledges that such revocation must be in writing addressed to Rich Balanson, Chief Executive Officer, Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California  92123, and received not later than midnight on the seventh day following execution of this Agreement by Employee.  If Employee revokes this Agreement under this paragraph, the Agreement shall not be effective or enforceable and Employee will not receive the payments described in paragraph 2b above.

                    16.     If Employee does not revoke this Agreement in the time frame specified in the preceding paragraph, the Agreement shall be effective at 12:01 a.m. on the eighth day after it is signed by Employee.

                    17.     Employee acknowledges that, despite the cessation of Employee’s employment with the Company, Employee may continue to be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Employee further acknowledges that the Company has advised him to consult independent counsel regarding the applicability of Section 16 of the Exchange Act.

                    I have read the foregoing Separation Agreement and General Release of All Claims and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY.  THIS AGREEMENT
CONTAINS A GENERAL RELEASE OF ALL KNOWN AND
UNKNOWN CLAIMS.

Date: ____________, 2003

James Baumker

Maxwell Technologies, Inc.

By:	Date: ____________, 2003

Rich Balanson
Chief Executive Officer